UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FASTLY, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2021 Annual Meeting of Stockholders & Proxy Statement

Monday, June 21, 2021
9AM PT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 21, 2021
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Fastly, Inc., a Delaware corporation (the “Company”). The meeting will be held virtually on Monday, June 21, 2021 at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FSLY2021, where you will be able to listen to the meeting live, submit questions (before and during the meeting) and vote online. The Company is holding the annual meeting for the following purposes:
1.	To elect each of the Board’s two nominees, David M. Hornik and Kelly Wright, as a Class II director, to serve until our annual meeting of stockholders in 2024;
2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.	To conduct an advisory vote to approve the compensation of our named executive officers;
4.	To conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and
5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
By Order of the Board of Directors
/s/ Joshua Bixby
Joshua Bixby
Chief Executive Officer
San Francisco, CA
April 28, 2021

The record date for the annual meeting is April 22, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We intend to mail the Notice of Internet Availability of Proxy Materials on or about April 28, 2021, to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 21, 2021 via live interactive webcast at www.virtualshareholdermeeting.com/FSLY2021.
The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com.

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

FASTLY, INC.
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
JUNE 21, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Fastly, Inc. (sometimes referred to as the “Company” or “Fastly”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 28, 2021 to all stockholders of record entitled to vote at the annual meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 28, 2021.
How do I attend the annual meeting?
We will be hosting the meeting via live webcast only. Any stockholder of record can attend the meeting live online at www.virtualshareholdermeeting.com/FSLY2021. The webcast will start at 9:00 a.m. Pacific time on Monday, June 21, 2021. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxyvote.com. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting login page.
What if I can’t find my control number?
Please note that if you do not have your control number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast, visit www.virtualshareholdermeeting.com/FSLY2021 and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.
If you are a beneficial owner (that is, you hold your shares in an account at a broker, bank, or other holder of record), you will need to contact that broker, bank, or other holder of record to obtain your control number prior to the annual meeting.
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Will a list of record stockholders as of the record date be available?
A list of our record stockholders as of the close of business on the record date will be made available to stockholders during the meeting at www.virtualshareholdermeeting.com/FSLY2021. In addition, for the ten days prior to the annual meeting, the list will be available for examination by any stockholder of record for a legally valid purpose. To arrange a time to access the list of record stockholders beginning June 11, 2021 and until the meeting, stockholders should email IR@fastly.com.
For the annual meeting, how do we ask questions of management and the board?
We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/FSLY2021.
If I miss the annual meeting, will there be a copy posted online?
Yes, a replay of the annual meeting webcast will be available at www.virtualshareholdermeeting.com/FSLY2021 and remain for one year.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 22, 2021 (the “Record Date”) will be entitled to vote at the annual meeting. On the Record Date, there were 105,741,356 shares of Class A common stock and 9,923,608 shares of Class B common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares were registered directly in your name with Fastly’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
Why a Virtual Only Meeting?
We are conducting the annual meeting virtually for several reasons.
Conducting the annual meeting virtually increases the opportunity for all stockholders to participate and communicate their views to a much wider audience without the added cost, time or planning involved in attending in-person stockholder meetings. Stockholders can submit questions in advance in order to get a better-formulated response.
In addition, due to the ongoing COVID-19 pandemic, we believe a virtual meeting is appropriate to support the health and well-being of our partners, employees, and stockholders, and enables us to comply with current federal, state and local guidance and regulations.
We will use software that verifies the identity of each participating stockholder and ensures during the question and answer portion of the meeting that they are granted the same rights they would have at an in-person
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meeting. In this way, stockholder rights are not negatively affected. In the event stockholders representing a substantial number of shares of our outstanding common stock communicate a desire for in-person meetings, we will consider a change in our virtual-only meeting practice.
Given these factors, we feel a virtual-only meeting is the right choice for us and our stockholders at this time.
What am I voting on?
There are four matters scheduled for a vote:
1.	Election of each of the Board's two nominees, David Hornik and Kelly Wright, as a Class II director, to serve until our annual meeting of stockholders in 2024 (Proposal 1);
2.
Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal 2);

3.	To conduct an advisory vote to approve the compensation of our named executive officers (Proposal 3); and
4.	To conduct an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers (Proposal 4).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of our named executive officer compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.
•	To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/FSLY2021, starting at 9:00 a.m. local time on June 21, 2021.
•	To vote online before the meeting, go to www.proxyvote.com.
•	To vote by telephone, call 1-800-690-6903.
•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.
If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization, rather than from Fastly. Simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or
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over the internet as instructed by your broker or bank. To vote online during the webcast of the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote at the meeting.
How do I find out whether I have Class A common stock or Class B common stock?
If you are unsure whether you hold shares of Class A common stock or Class B common stock, you may contact our transfer agent, American Stock Transfer and Trust Company, at help@astfinancial.com.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or online during the webcast of the annual meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director, “For” the ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, “For” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, and for  ”One year” as the preferred frequency for future advisory votes to approve the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposal 1, the election of directors, Proposal 3, the approval, on an advisory basis, of the compensation of our named executive officers, and Proposal 4, the preferred frequency for future advisory votes to approve the compensation of our named executive officers, are considered to be “non-routine” matters under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
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If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Fastly’s Secretary at 475 Brannan Street, Suite 300, San Francisco, CA 94107.
•	You may attend the annual meeting and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2021 to Fastly, Inc., Attn: Paul Luongo, General Counsel and Senior Vice President, Trust, 475 Brannan Street, Suite 300, San Francisco, CA 94107.
If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your proposal must be submitted in writing and received by our Secretary at our executive offices located at 475 Brannan Street, Suite 300, San Francisco, CA 94107, not later than March 23, 2022 nor earlier than February 21, 2022; provided that if the date of next year’s annual meeting of stockholders is earlier than May 22, 2022, or later than July 21, 2022, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” votes “Withheld” and broker non-votes, (b) with respect to the
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proposal regarding the frequency of future stockholder advisory votes to approve the compensation of our named executive officers, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and (c) with respect to the other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
Abstentions will be counted towards the vote total for Proposals 2, 3 and 4, and will have the same effect as “Against” votes. Broker non-votes on Proposals 1, 3 and 4 have no effect and will not be counted towards the vote total. Proposal 2 is considered a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank, or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposals 1, 3, and 4 are considered to be “non-routine” matters under NYSE rules and we therefore expect broker non-votes to exist in connection with those proposals.
Proposal 2 is a “routine” matter and we therefore do not expect broker non-votes to exist in connection with this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
•	Proposal No. 1 – For the election of directors, the two nominees receiving the most “For” votes will be elected. “Withhold” votes will have no effect. Only votes “For” will affect the outcome.
•
Proposal No. 2 – To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021, the proposal must receive “For” votes from the holders of a majority of the voting power of our shares of Class A Common Stock and Class B Common Stock present online or represented by proxy and entitled to vote on the matter, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal No. 3 – For the advisory vote to approve the compensation of our named executive officers, the proposal must receive “For” votes from the holders of a majority of the voting power of our shares of Class A Common Stock and Class B Common Stock present online or represented by proxy and entitled to vote on the matter, voting together. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
Proposal No. 4 – For the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, the frequency receiving the votes from a majority of the voting power of our shares of Class A Common Stock and Class B Common Stock present online or represented by proxy and entitled to vote on the matter will be considered the frequency preferred by stockholders. This is an advisory vote and is non-binding on us, but we will give careful consideration to the voting results on this proposal and expect to be guided by the frequency that receives a majority of the votes cast, but if no majority is obtained, we will consider the frequency that receives the most votes to be the preference of the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding voting power of our shares entitled to vote are present at the meeting online or represented by proxy.
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Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting online or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be reported on a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.
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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

There are two directors in the class whose term of office expires in 2021, David M. Hornik and Kelly Wright. Mr. Hornik and Ms. Wright have served as members of our Board of Directors since February 2013 and June 2018, respectively. If elected at the Annual Meeting, these nominees would serve until the 2024 Annual Meeting of Stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. Ms. Álvarez, Mr. Bergman, Mr. Bixby, Mr. Dhaliwal, Mr. Hornik, Mr. Paisley and Ms. Wright attended our Annual Meeting in 2020.

Directors are elected by a plurality of the votes of the holders of shares present online or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. “Withhold” votes will have no effect. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting, including their ages as of March 15, 2021.
Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting

David M. Hornik
AGE: 53

has served as the Lead Independent Director of our Board of Directors since February 2020 and as a member of our Board of Directors since February 2013. Mr. Hornik has been a partner at Lobby Capital and August Capital, venture capital funds, since 2021 and 2000, respectively. From August 2004 to September 2017, Mr. Hornik served as a member of the board of directors of Splunk Inc., a software and data solutions company. Mr. Hornik has served as a member of the board of directors of Bill.com, a cloud-based software company that automates back-office financial operations, since May 2016. Prior to joining August Capital, Mr. Hornik was an intellectual property and corporate attorney at the law firms of Venture Law Group and Perkins Coie LLP, and a litigator at the law firm of Cravath, Swaine & Moore, LLP. Mr. Hornik holds an A.B. from Stanford University, an M.Phil from Cambridge University and a J.D. from Harvard Law School. We believe that Mr. Hornik is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on public and private company boards, and the historical knowledge and continuity he brings to our Board of Directors.

Kelly Wright
AGE: 50

has served as a member of our Board of Directors since June 2018. Ms. Wright has also served as a member of the board of directors of Plum Acquisition Corp. I, a special purpose acquisition company, since March 2021. From February 2005 to December 2016, Ms. Wright served as the Executive Vice President, Sales of Tableau Software, a software company. Prior to 2005, Ms. Wright served as Vice President of Sales at AtHoc, Inc., a software company. She holds an B.A. in Political Science from Stanford University and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Ms. Wright is qualified to serve as a member of our Board of Directors because of her experience growing sales organizations at various technology companies.

The Board of Directors Recommends a Vote in Favor of Each Named Nominee.
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Directors Continuing in Office Until the 2022 Annual Meeting

Artur Bergman
AGE: 41

has served as our Chief Architect and Executive Chairperson and Chairperson of the Board of Directors since February 2020. He served as our Chief Executive Officer from Fastly’s founding in March 2011 until February 2020 and as a member of our Board of Directors since March 2011. From September 2007 to June 2011, Mr. Bergman served as Manager, Vice President, then Chief Technology Officer of Wikia, Inc., a global community knowledge-sharing platform. From November 2005 to March 2007, Mr. Bergman served as Engineering Manager for SixApart, a social networking service. From the second half of 2003 to August 2005, Mr. Bergman served as Engineering Manager of Fotango, Ltd., a subsidiary of Canon Europe. We believe that Mr. Bergman is qualified to serve as a member of our Board of Directors because of his industry knowledge and his experience as our founder, as well as his leadership experience and deep technical expertise.

Christopher B. Paisley
AGE: 68

has served as a member of our Board of Directors since July 2018. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves as lead independent director of Equinix, Inc., a provider of network colocation, interconnection, and managed services, as a member of the board of Fortinet, Inc., a cybersecurity software company and a member of the board of directors of Ambarella, Inc., a developer of low-power, high-definition video compression and image processing semiconductors. Mr. Paisley previously served as a director of Fitbit, Inc. from January 2015 to May 2020, and a director of YuMe, Inc., a provider of digital video brand advertising solutions, from November 2012 until its acquisition by RhythmOne plc in February 2018. Mr. Paisley holds a B.A. in business economics from the University of California at Santa Barbara and an M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley’s substantial experience in the technology industry and his service on public company boards qualifies him to serve on our Board of Directors.

Directors Continuing in Office Until the 2023 Annual Meeting

The Honorable Aida Álvarez
AGE: 71

has served as a member of our Board of Directors since August 2019. Ms. Álvarez has led important financial and government agencies and served in the cabinet of U.S. President William J. Clinton as the Administrator of the U.S. Small Business Administration. Ms. Álvarez serves on the board of directors of HP Inc., a technology company, Oportun Financial Corporation, a financial services company, and Stride, Inc., a for-profit education company. She has previously served on the board of directors of Wal-Mart Stores, Inc., a retail company, MUFG Americas Holdings Corporation, a banking corporation, Zoosk, an online dating company, and PacifiCare Health Systems, Inc. Ms. Álvarez is the founding Chair of the Latino Community Foundation. Ms. Álvarez holds a B.A. from Harvard College. We believe that Ms. Álvarez is qualified to serve as a member of our Board of Directors because of her extensive experience in the technology and finance industries and her service on public company boards.

2021 PROXY STATEMENT  |  9

Joshua Bixby
AGE: 43

has served as our Chief Executive Officer and as a member of our Board of Directors since February 2020, and served as our President from May 2017 to February 2020. He has been on our executive leadership team since December 2015 and served in a part-time advisory role since 2013. From February 2013 to August 2013, Mr. Bixby served as Vice President of Acceleration at Radware Ltd., a cybersecurity and application delivery solutions company. Mr. Bixby served as President and co-founder of Strangeloop Networks, a web application acceleration solutions company, from June 2006 until its acquisition by Radware in February 2013. From October 2002 to April 2006, Mr. Bixby was a co-founder, President and Chief Executive Officer of IronPoint Technology, Inc., a content management software solutions company. Mr. Bixby is the founder of Stanley Park Ventures, an early stage foundry based in Vancouver, British Columbia. Mr. Bixby earned his B.A. in Management and Business Economics from the University of Toronto. We believe that Mr. Bixby is qualified to serve as a member of our Board of Directors because of his experience with technology companies and his experience on our executive leadership team.

Sunil Dhaliwal
AGE: 45

has served as a member of our Board of Directors since March 2011. Mr. Dhaliwal is a general partner of Amplify Partners, a venture capital firm. Prior to founding Amplify Partners, Mr. Dhaliwal served as a General Partner of Battery Ventures, a venture capital and private equity firm, where he worked from 1998 to 2012. Mr. Dhaliwal previously worked in investment banking at Alex. Brown & Sons, Inc. from 1996 to 1998. He currently serves on the board of directors of several privately held technology companies. Mr. Dhaliwal holds a B.S. in Finance and International Business from Georgetown University. We believe that Mr. Dhaliwal is qualified to serve as a member of our Board of Directors because of his extensive experience with technology companies in our industry, his service on private company boards, and the historical knowledge and continuity he brings to our Board of Directors.

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INFORMATION REGARDING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning such director’s background, employment and affiliations, including family relationships, our Board of Directors determined that Ms. Álvarez, Mr. Dhaliwal, Mr. Hornik, Mr. Paisley and Ms. Wright, representing five of our seven directors, are “independent directors” as defined under the listing standards of the NYSE. In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in “Certain Relationships and Related-Person Transactions.” Mr. Bergman and Mr. Bixby are not independent given their positions as our Chief Architect and Chief Executive Officer, respectively.
There are no family relationships among the directors and executive officers.
Board Leadership Structure
Mr. Bergman serves as the Chairperson of our Board of Directors, and Mr. Hornik serves as the Lead Independent Director. Our Board of Directors believes that the current Board leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from the extensive executive leadership and operational experience of Mr. Bergman and Mr. Hornik. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our Company, while Mr. Bergman and Mr. Bixby bring company-specific experience and expertise.
Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure. Our executive officers are responsible for the day-to-day management of the material risks we face. Our Board of Directors administers its oversight function directly as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. For example, our Audit Committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters, and information security; our Compensation Committee oversees the management of risks associated with our compensation policies and programs; and our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence, conflicts of interest, composition and organization of our Board, director succession planning, and oversight of corporate governance.
2021 PROXY STATEMENT  |  11

Meetings of The Board of Directors and Committees
Our Board of Directors met ten times during 2020. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.
Information Regarding Committees of the Board of Directors
Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2020 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Aida Álvarez		•
Artur Bergman(1)
Joshua Bixby(1)
Sunil Dhaliwal	•
David M. Hornik			•
Christopher B. Paisley			•
Kelly Wright	•	•
Total Number of Meetings in 2020	9	7	4

•	Member	Committee Chair
(1)	Mr. Bergman and Mr. Bixby do not serve on any committees.
Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The written charters of each committee are available to stockholders on the Investor Relations section of our website at investors.fastly.com.
Audit Committee
Our Audit Committee consists of three directors, Mr. Dhaliwal, Mr. Paisley and Ms. Wright. Our Board of Directors has determined that each of our Audit Committee members satisfies the independence requirements for Audit Committee members under the listing standards of the NYSE and Rule 10A-3 of the Exchange Act. Each member of our Audit Committee meets the financial literacy requirements of the listing standards of the NYSE. Mr. Paisley is the chairperson of the Audit Committee and our Board of Directors has determined that Mr. Paisley is an audit committee “financial expert” as defined by Item 407(d) of Regulation S-K under the Securities Act. The principal duties and responsibilities of our Audit Committee include, among other things:
•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management, including information security risk;
•	reviewing related party transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

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•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Audit Committee met nine times in 2020.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2020 and met with management of the Company, as well as with representatives of the Company's independent registered public accounting firm, Deloitte & Touche LLP, to discuss the audited financial statements and management's assessment and the independent registered public accounting firm's evaluation of the effectiveness of the Company's internal control over financial reporting as of December 31, 2020. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed the accounting firm's independence with the independent registered public accounting firm. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
Mr. Paisley (Chairperson)
Mr. Dhaliwal
Ms. Wright
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee consists of three directors, Ms. Álvarez, Mr. Hornik and Ms. Wright, each of whom our Board of Directors has determined is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act. Mr. Hornik is the chairperson of the Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The principal duties and responsibilities of our Compensation Committee include, among other things:
•
reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our non-employee directors;
•	reviewing and approving, or recommending that our Board of Directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our equity and non-equity incentive plans;
•	reviewing and approving, or recommending that our Board of Directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Compensation Committee met seven times in 2020.
2021 PROXY STATEMENT  |  13

Compensation Committee Interlocks and Insider Participation
None of Ms. Álvarez, Mr. Hornik or Ms. Wright, the members of our Compensation Committee, is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of three directors, Ms. Álvarez, Mr. Hornik and Mr. Paisley. Ms. Álvarez is the chairperson of the Nominating and Corporate Governance Committee. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current listing standards of the NYSE and current SEC rules and regulations. The Nominating and Corporate Governance Committee’s responsibilities include, among other things:
•	identifying, evaluating, and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors and its committees;
•	evaluating the performance of our Board of Directors and of individual directors;
•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and
•	overseeing an annual evaluation of the Board’s performance.
Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee met four times in 2020.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements, and the long-term interests of its stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board of Directors. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to
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alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 475 Brannan Street, Suite 300, San Francisco, CA 94107 not later than March 23, 2022 nor earlier than February 21, 2022; provided that if the date of next year’s annual meeting of stockholders is earlier than May 22, 2022, or later than July 21, 2022, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the later of (i) 90th day prior to the meeting date or (ii) the 10th day following the day on which public disclosure of that meeting date is first made. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications With the Board Of Directors and Engagement with Stockholders
Historically, we have not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.
Any interested person or stockholder may, however, communicate directly with the presiding director or the non-management or independent directors as a group. Stockholders and other interested parties may send such communication to Fastly, Inc., Attn: Paul Luongo, General Counsel and Senior Vice President, Trust, 475 Brannan Street, Suite 300, San Francisco, CA 94107. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be reviewed by our General Counsel, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to the Lead Independent Director of our Board of Directors. If the communication is unduly frivolous, hostile, threatening or similarly inappropriate, the General Counsel shall discard the communication.
We believe that sound corporate citizenship requires us to be responsive to material environmental, social and governance (ESG)-related matters that impact our stakeholders and the communities in which we operate. As reflected in the core values of our Code of Business Conduct and Ethics, we are committed to operating our business with integrity, embracing transparency, and being good people. Consistent with these values, we expect to continue to focus more systematically on identifying and overseeing the ESG issues that have the biggest impact on our business and its stakeholders. These efforts will build on our existing programs focused on employee and workforce development, diversity and inclusion, and customer transparency.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, executive officers, and directors. The Code of Conduct is available on our website at investors.fastly.com. The Nominating and Corporate Governance Committee of our Board of Directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for executive officers and directors. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
2021 PROXY STATEMENT  |  15

Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board of Directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors section of our website at investors.fastly.com.
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PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since 2014. Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present online or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2020	2019
	(in thousands)
Audit Fees(1)	$2,597	$3,238
Audit-related Fees(2)	458	0
Tax Fees(3)	350	316
All Other Fees(4)	0	0
Total Fees	$3,405	$3,554

(1) Consists of fees and expenses billed for professional services rendered in connection with the audit of our consolidated financial statements and audit of internal control over financial reporting, reviews of our quarterly consolidated financial statements, related accounting consultations, and services provided in connection with our public offering, our acquisition of Signal Sciences Corporation
(“Signal Sciences”) on October 1, 2020, and other regulatory filings.

(2) Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees,” such as due diligence related to mergers and acquisitions.

(3) Tax Fees consist of fees for professional services for domestic and international tax advisory services for tax planning, compliance, and advice.
(4) Consists of aggregate fees billed for services provided by the independent registered public accounting firm other than those disclosed above.
All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures.

2021 PROXY STATEMENT  |  17

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services, such as tax advice, other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote in Favor of Proposal 2.
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PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers for 2020 as disclosed in this Proxy Statement, in accordance with the requirements of Section 14A of the Exchange Act. As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to drive and reward performance and align the compensation of our named executive officers with the long-term interests of our stockholders. Please read the “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure that follow for additional details about our executive compensation program, including information about the 2020 compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

Accordingly, we are asking our stockholders to vote “For” the following resolution:

RESOLVED, that the stockholders hereby approve, on an advisory non-binding basis, the compensation paid to the company’s named executive officers, as disclosed in the company’s proxy statement for the 2021 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present online or by proxy at the Annual Meeting and entitled to vote thereon.

As an advisory vote, the outcome of the vote on this proposal is not binding. However, our management team, our Board of Directors and our Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders, whether through this vote or otherwise, and will consider the outcome of this vote when making future executive compensation decisions.

The Board of Directors Recommends a Vote in Favor of Proposal 3.
2021 PROXY STATEMENT  |  19

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to advise our Board of Directors, in an advisory vote, whether we should conduct an advisory vote to approve named executive officer compensation (that is, votes similar to the advisory vote in Proposal No. 3 above) every one, two or three years.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes to approve the compensation of our named executive officers every one, two or three years. Our Board of Directors has determined that an annual advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Our Board of Directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our Board of Directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The frequency that receives the votes of the holders of a majority of the voting power of shares of our common stock present online or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders. In the event that no frequency receives a majority of the votes, we will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.

As an advisory vote, this proposal will not be binding on us, our Board of Directors or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors. Our Board of Directors may decide that it is in the best interests of our stockholders and the company to hold an advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the advisory nature of this vote, our Board of Directors values the opinions of our stockholders, and to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, our Board of Directors will consider the outcome of the vote when setting the frequency of future advisory votes on named executive officer compensation.

The Board of Directors Recommends a Vote in Favor of “One Year” on Proposal 4.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The following table sets forth certain information regarding the ownership of our Class A common stock and Class B common stock as of March 15, 2021, by: (i) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock; (ii) each of our named executive officers; (iii) each director and nominee for director; and (iv) all of our executive officers and directors as a group.
Applicable percentages are based on 105,481,406 shares of Class A common stock and 10,020,707 shares of Class B common stock outstanding on March 15, 2021. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of capital stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2021, which is 60 days after March 15, 2021. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o Fastly, Inc., 475 Brannan Street, Suite 300, San Francisco, California, 94107.
	Total Beneficial Ownership
	Class A Common Stock		Class B Common Stock		Voting Power
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power
5% Stockholders:
Entities Affiliated with Abdiel Qualified Master Fund(1)	11,349,869	10.8%	—	*	5.5%
Entities Affiliated with Morgan Stanley(2)	10,250,897	9.7%	—	*	5.0%
Entities Affiliated with Vanguard(3)	8,423,972	8.0%	—	*	4.1%
Named Executive Officers and Directors:
Aida Álvarez(4)	8,192	*	—	*	*
Artur Bergman(5)	667	*	9,125,227	83.4%	42.5%
Joshua Bixby(6)	66,048	*	538,565	5.2%	2.6%
Sunil Dhaliwal(7)	157,391	*	—	*	*
David Hornik(8)	171,956	*	396,542	4.0%	2.0%
Adriel Lares(9)	31,525	*	574,248	5.4%	2.7%
Paul Luongo(10)	111,282	*	337,957	3.4%	1.7%
Wolfgang Maasberg	—	*	—	*	*
Christopher Paisley(11)	—	*	209,838	2.1%	1.0%
Kelly Wright(12)	—	*	185,838	1.9%	*
All current executive officers and directors as a group (10 persons)(13)	547,061	*	11,368,215	94.3%	50.5%
*	Less than one percent.
(1)
Based solely on a report on Schedule 13G/A filed with the SEC on March 8, 2021. Consists of (i) 11,009,264 shares of Class A common stock held by Abdiel Qualified Master Fund, L.P. and (ii) 340,605 shares of Class A common stock held by Abdiel Capital, L.P. Abdiel Capital

2021 PROXY STATEMENT  |  21

Management, LLC and Abdiel Capital Advisors, LP serve as the general partner and the investment manager, respectively, of Abdiel Qualified Master Fund, LP and Abdiel Capital, LP. Colin T. Moran serves as managing member of Abdiel Capital Management, LLC and Abdiel Capital Partners, LLC, which serves as the general partner of Abdiel Capital Advisors, LP. The address for the Abdiel entities is 410 Park Avenue, Suite 530, New York, NY 10022.
(2)
Based solely on a report on Schedule 13G filed with the SEC on February 11, 2021. Morgan Stanley and Morgan Stanley Investment Management Inc. have shared voting power over 9,892,295 shares of our Class A common stock and shared dispositive power over 10,250,897 shares of our Class A common stock. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036 and the address for Morgan Stanley Investment Management Inc. is 522 5th Avenue, 6th Floor, New York, NY 10036.

(3)
Based solely on a report on Schedule 13G filed with the SEC on February 8, 2021. The Vanguard Group has shared voting power of 4,236 shares of our Class A common stock, sole dispositive power over 8,292,843 shares of our Class A common stock and shared dispositive power over 131,129 shares of our Class A common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)	Consists of 8,192 shares of Class A common stock held by Ms. Álvarez.
(5)
Consists of (i) 667 shares of Class A common stock, (ii) 5,983,677 shares of Class B common stock held by Mr. Bergman, 2,836,980 of which are pledged as collateral to secure certain personal indebtedness, see “Compensation Discussion and Analysis—Additional Information—Anti-Pledging Policy” for more information on Board and committee oversight of Mr. Bergman’s pledging arrangement, (iii) 1,511,447 shares of Class B common stock held by The Artur Bergman 2019 Annuity Trust One, of which Mr. Bergman is trustee, (iv) 711,269 shares of Class B common stock held by The Artur Bergman 2019 Annuity Trust Two, of which Mr. Bergman is trustee, and (v) 918,834 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Bergman that are exercisable within 60 days of March 15, 2021.

(6)
Consists of (i) 66,048 shares of Class A common stock, (ii) 146,065 shares of Class B common stock, and (iii) 392,500 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Bixby that are exercisable within 60 days of March 15, 2021, 91,656 of which are unvested as of such date.

(7)	Consists of 157,391 shares of Class A common stock held by Mr. Dhaliwal.
(8)
Consists of (i) 171,956 shares of Class A common stock held by Mr. Hornik, and (ii) 396,542 shares of Class B common stock held by August Capital VI Special Opportunities, L.P. August Capital Management VI, L.L.C. is the general partner of August Capital VI Special Opportunities, L.P. Mr. Hornik is a member of August Capital Management VI, L.L.C. Mr. Hornik may be deemed to have shared voting and investment power over the shares held by August Capital VI Special Opportunities, L.P.

(9)
Consists of (i) 31,525 shares of Class A common stock, (ii) 4,000 shares of Class B common stock, and (iii) 570,248 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Lares that are exercisable within 60 days of March 15, 2021.

(10)
Consists of (i) 111,282 shares of Class A common stock, (ii) 292,130 shares of Class B common stock, (iii) 45,827 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Luongo that are exercisable within 60 days of March 15, 2021, 41,660 of which are unvested as of such date.

(11)
Consists of (i) 105,000 shares of Class B common stock, and (ii) 104,838 shares of Class B common stock issuable upon the exercise of stock options granted to Mr. Paisley that are exercisable within 60 days of March 15, 2021, 71,822 of which are unvested as of such date.

(12)	Consists of 185,838 shares of Class B common stock held by Ms. Wright, 81,400 of which are subject to a right of repurchase.
(13)
Consists of (i) 9,335,968 shares of Class B common stock held by all current executive officers and directors as a group and (ii) 2,032,247 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of March 15, 2021 pursuant to the exercise of options, of which 205,138 of the shares would be unvested as of such date.

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EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of March 15, 2021.
Name	Age	Position
Artur Bergman	41	Chief Architect, Executive Chairperson, and Director
Joshua Bixby	43	Chief Executive Officer and Director
Adriel Lares	48	Chief Financial Officer
Paul Luongo	49	General Counsel and Senior Vice President, Trust
Brett Shirk	53	Chief Revenue Officer
Below are the biographies of our current executive officers, other than Mr. Bergman and Mr. Bixby, whose biographies appear above under “Proposal 1 - Election of Directors.”

Adriel Lares
AGE: 48

Adriel Lares has served as our Chief Financial Officer since May 2016. From July 2015 to November 2015, Mr. Lares served as an advisor to Lookout, Inc., a mobile security firm. From February 2012 to July 2015, Mr. Lares served as Chief Financial Officer of Lookout, Inc. From September 2010 to February 2012, Mr. Lares served as Business Unit Manager of 3PAR Inc., a data storage and information storage software company and a division of Hewlett Packard’s Storage Unit. From January 2005 to September 2010, Mr. Lares served as Chief Financial Officer at 3PAR Inc. From March 2004 to January 2005, Mr. Lares served as the Treasurer of 3PAR Inc, and from March 2001 to March 2004, he served as the Director of Finance at 3PAR Inc. Mr. Lares is also a co-founder of Memento Mori, a Napa-based winery. Mr. Lares earned his B.A. in Economics from Stanford University.

Paul Luongo
AGE: 49

Paul Luongo has served as our General Counsel and Senior Vice President, Trust since January 2019, our General Counsel and Senior Vice President from August 2017 to December 2018, and joined Fastly as General Counsel and Vice President in January 2014. From May 2007 to January 2014, Mr. Luongo served in various legal capacities at Salesforce.com, a cloud-based software company, and ultimately as a Vice President and Assistant General Counsel. From July 2004 to April 2007, Mr. Luongo served in various legal capacities at Intel Corporation, a semiconductor and technology company, and ultimately as a Senior Attorney. Mr. Luongo began his legal career as an associate at Cooley LLP, an international law firm, in May 2000. Mr. Luongo has a B.A. in American History from the University of Pennsylvania, an M.P.P. from the University of Michigan School of Public Policy, and a J.D. from the University of Michigan Law School.

Brett Shirk
AGE: 53

Brett Shirk has served as our Chief Revenue Officer since February 2021. From February 2019 to February 2021 Mr. Shirk was Senior Vice President and Chief Revenue Officer of Rubrik, Inc., a private cloud data management company. From November 2016 to February 2019, Mr. Shirk was Senior Vice President and General Manager, Americas of VMware, Inc. a public software company. From March 2015 to October 2016, Mr. Shirk was Executive Vice President, Worldwide Sales of Veritas Technologies LLC, a private data management company. From March 2002 to April 2015, Mr. Shirk served in various roles including Senior Vice President, North America, at Symantec Corporation, a public software company. Mr. Shirk has a bachelor’s degree in Business Administration from Texas A&M University.

2021 PROXY STATEMENT  |  23

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2020, including our executive compensation policies and practices, how and why the Compensation Committee arrived at the compensation decisions for our named executive officers and the key factors the Compensation Committee considered in making those decisions.
Our named executive officers for 2020, which consist of our principal executive officer, principal financial officer, and our two other most highly compensated executive officers in addition to our former Executive Vice President of Sales, who would have been one of our other three most highly compensated executive officers but for the fact that he was not employed as of December 31, 2020 (the “Named Executive Officers”), are:
•	Joshua Bixby, our Chief Executive Officer (our “CEO”);
•	Artur Bergman, our Chief Architect and Executive Chairperson;
•	Paul Luongo, our General Counsel and Senior Vice President, Trust;
•	Adriel Lares, our Chief Financial Officer; and
•	Wolfgang Maasberg; our former Executive Vice President of Sales.
On February 18, 2020, Mr. Bixby was promoted from his position of President to the role of Chief Executive Officer. In connection with Mr. Bixby’s promotion, Mr. Bergman was appointed as our Chief Architect and Executive Chairperson.
On May 5, 2020, we entered into a Transition and Separation Agreement with Mr. Maasberg, which provided that Mr. Maasberg's employment as Executive Vice President of Sales would cease as of June 16, 2020 and a transition period of service would follow until November 16, 2020, after which a consulting relationship would commence and continue through February 16, 2023, subject to certain conditions. See “Employment Arrangements—Wolfgang Maasberg.”
Executive Summary
2020 Business Highlights
During a tumultuous year, 2020 was highlighted by our customers' increasing reliance upon our platform to deliver fast and reliable digital experiences, and the greater importance of security, scale, and performance, as companies continue to accelerate their digital transformations to adapt to lasting trends. We expanded our platform capabilities to meet these expectations, including the launch of our Compute@Edge offering and the addition of Signal Sciences’ powerful security products to further enhance our security offering at a time when data protection has never been more critical.
Financially, we closed out 2020 with strong execution and performance, delivering fourth quarter revenue of nearly $83 million, up 40% year-over-year. This growth was driven by continued demand for our edge platform by both new and existing customers. Additional highlights of our performance in 2020 include:
•	Total revenue of $291 million, up 45% year-over-year
•	GAAP gross margin of 58.7%, up from 55.9% in 2019; non-GAAP gross margin of 60.9%, up from 56.6% in 2019
•	GAAP operating loss of $107 million, compared to GAAP operating loss of $47 million for 2019; non-GAAP operating loss of $17 million, compared to non-GAAP operating loss of $34 million for 2019
•
GAAP basic and diluted net loss per share of $0.93, compared to GAAP basic and diluted net loss per share of $0.75 for 2019; non-GAAP basic and diluted net loss per share of $0.18, up from non-GAAP basic and diluted net loss per share of $0.52 for 2019

Please refer to Appendix A of this Proxy Statement for a reconciliation of non-GAAP financial measures to their corresponding GAAP measures.
The potential impact of the COVID-19 pandemic on our business, operations, and the markets and communities in which we, our partners, and our customers operate continues to be difficult to assess or predict and depends on numerous evolving factors that we may not be able to accurately predict or effectively respond to. Despite the uncertainties
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associated with the pandemic, we did not change our performance metrics for our executive officers under our incentive compensation programs as a result of COVID-19.
2020 Compensation Highlights
Our 2020 compensation plans and payouts for our Named Executive Officers reflects our overarching philosophy of pay-for-performance. Highlights of our executive compensation program include:
•
Emphasis on Long-Term Equity Awards: As a high growth company in a dynamic market sector, we believe that stock awards with multi-year vesting are an effective tool for motivating our Named Executive Officers to drive long-term stockholder value. A majority of the target total direct compensation opportunity provided to our Named Executive Officers was awarded in restricted stock units (RSUs) with multi-year vesting requirements.

•
Introduction of Performance-Based Restricted Stock Units: In 2020, our Compensation Committee approved the grant of performance-based restricted stock units (PSUs) for Mr. Bixby and Mr. Bergman. PSUs were eligible to be earned based on achievement of revenue goals for 2020. This program reflects the Compensation Committee’s goal of maintaining strong alignment between pay and performance for our most senior leaders.

Compensation Philosophy and Objectives
Fastly’s mission is to fuel the next modern digital experience by providing developers with a programmable and reliable edge cloud platform that they adopt as their own. Our compensation philosophy and programs are designed to attract, retain and motivate talented employees who will help us realize this vision. Compensation objectives include:
•	Supporting our ability to recruit, retain and motivate top talent;
•	Aligning the interests of our executives with those of our stockholders;
•	Reinforcing a strong pay-for-performance culture; and
•	Balancing short- and long-term corporate goals and strategy.
We seek to achieve these objectives by providing compensation that is competitive with the practices of companies in our compensation peer group and market for executive talent, with individual pay decisions approved in the context of both Company and individual performance.
In addition, the Compensation Committee seeks to ensure that we maintain sound governance and compensation policies and practices. In designing and overseeing our executive compensation program, we strive to employ best practices and regularly assess our policies and practices.
What we do
•	We link pay to performance by delivering a substantial portion of total compensation for our executive officers in the form of long-term equity awards.
•	Our Compensation Committee directly engages an independent compensation consultant, Compensia, to provide analysis for the annual executive compensation review and guidance on other executive compensation matters independent of management.
•
Equity awards held by our Named Executive Officers provide for “double-trigger” acceleration meaning that vesting accelerates only in the event of a change in control of the Company plus a qualifying termination of employment.

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What we do not do
•	We do not provide guaranteed bonuses to our executive officers.
•	We do not provide any excise tax reimbursement payments (including “gross-ups”) with respect to payments or benefits contingent upon a change in control of our Company.
•
We do not offer pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers, other than our 401(k) plan, which is open to all United States salaried employees.

•	Our Named Executive Officers participate in broad-based company- sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
•
We prohibit our employees, including our Named Executive Officers, and the members of our Board of Directors from hedging or similar transactions designed to decrease risks associated with holding our equity securities.

•	We do not provide strict benchmarking of compensation to a specific percentile of our compensation peer group.
•	None of our equity awards provide for “single-trigger” acceleration upon a change in control of the Company.
Executive Compensation Program Design
Our Compensation Committee believes that executive compensation should be linked to our overall financial performance, strategic success, and stockholder returns. Our Compensation Committee evaluates our compensation philosophy and executive compensation program annually to ensure that our program remain competitive relative to our market for executive talent and aligned with Fastly’s strategic objectives. By delivering compensation in a mix of fixed and variable pay, including long-term vesting equity awards, we seek to align the incentives of our Named Executive Officers with achievement of our long-term business objectives and financial performance that drives sustained stockholder value creation.
To support our long-term objectives and reinforce a strong pay-for-performance culture, a majority of the target total direct compensation for our Named Executive Officers is awarded in the form of equity. Our Named Executive Officers are eligible for RSU awards based on their individual contributions and performance during each fiscal year. Our Compensation Committee believes that this emphasis on equity rather than cash incentives tied to short-term objectives is an effective approach for reinforcing our objective of long-term stockholder value creation.
We also offer our Named Executive Officers standard health and welfare benefits and retirement plan that are generally available to our other employees, including medical, dental, vision, life and disability insurance and, for United States salaried employees, participation in our 401(k) plan. Our Named Executive Officers may also participate in our 2019 Employee Stock Purchase Plan on the same basis as our other employees.
To assess the competitiveness of our total direct compensation, the Compensation Committee considers the total direct compensation at companies in our compensation peer group at the 50th and 75th percentile. However, the Compensation Committee does not specifically benchmark the compensation of any individual to a precise percentile within this general percentile range. In addition, the Compensation Committee does not have a set formula by which it determines how much of the Named Executive Officer’s compensation is fixed (i.e., base salary) rather than variable or at risk.
For 2020, the material elements of our executive compensation program were:
Compensation Element	Relationship to Business Objectives
Base Salary
Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries may be adjusted based on numerous factors, including a change in a Named Executive Officer's responsibilities, demonstrated performance or relevant competitive market data. Mr. Bixby and Mr. Bergman may elect to reduce their base salary to a lesser amount (in no event lower than the applicable minimum wage) and receive an RSU award based on the amount of such reduction, further aligning their compensation with stockholder value creation.

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Compensation Element	Relationship to Business Objectives
Bonus Restricted Stock Units
Following the completion of each fiscal year, as part of our annual review of individual performance, our Named Executive Officers are eligible for an award of RSUs that vest quarterly over a one-year time horizon (“Bonus RSUs”). Bonus RSUs are a tool for rewarding strong performance and delivering a competitive total compensation opportunity in the absence of a cash bonus annual incentive.

Performance-Based Restricted Stock Units
In February 2020, Mr. Bixby and Mr. Bergman were granted PSUs eligible to vest based on our level of achievement of revenue goals for 2020. Any earned PSUs would vest in four equal quarterly installments beginning in February 2021, subject to Mr. Bixby and Mr. Bergman continuing to provide services to us through each quarterly vesting date. Due to the grant of PSUs in 2020, Mr. Bixby and Mr. Bergman were not eligible for Bonus RSUs tied to 2020 performance.

Long-Term Incentive Equity
Time vesting RSUs represent the majority of the target total direct compensation opportunity awarded to our Named Executive Officers. The time vesting RSUs granted in 2020 vest over a four-year time horizon.

Benefits	We offer competitive health and welfare benefits, as well as participation in an employee stock purchase plan, 401(k) plan for United States employees, and other employee benefit plans.
Adjustments to a Named Executive Officer's compensation made in connection with the Compensation Committee’s annual review generally occur in the first quarter of the fiscal year. Equity awards for our Named Executive Officers are typically granted during the first quarter of the fiscal year.
Compensation Decision-Making Process
Determination of Compensation Awards
The Compensation Committee’s goal is generally to target elements of compensation within a competitive range, using a balanced approach that does not use rigid percentiles to determine target pay levels for each compensation element. For 2020, the Compensation Committee reviewed each element of compensation described below and set the target total direct compensation opportunities of our executive officers after taking into consideration the following factors:
•	market data, including practices among companies in our compensation peer group;
•	each executive officer’s scope of responsibilities;
•	each executive officer’s tenure, skills and experience;
•	internal pay equity across the executive management team;
•	our overall performance, taking into consideration performance versus internal plans and industry peers;
•	the recommendations of our CEO; and
•	general market conditions.
The Compensation Committee does not assign relative weights or rankings to any of these factors and does not solely use any quantitative formula, target percentile or multiple for establishing compensation among the executive officers or in relation to the competitive market data.
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and all related policies and practices. The Compensation Committee operates pursuant to a formal written charter approved by our Board of Directors, which is available on our website at investors.fastly.com.
At least annually, the Compensation Committee reviews our executive compensation program and determines the various elements of our Named Executive Officers’ compensation, as well as any employment arrangements with our Named Executive Officers. The Compensation Committee is responsible for taking action with respect to compensation that will attract and retain talented executives and support our long-term stockholder value creation with an effective pay-for-performance approach.
The Compensation Committee meets regularly during the fiscal year both with and without the presence of our CEO and other Named Executive Officers. The Compensation Committee also discusses
2021 PROXY STATEMENT  |  27

compensation issues with our CEO (except with respect to his own compensation) and other members of the Board of Directors between its formal meetings.
Role of Management
Our senior human resources and legal executives support the Compensation Committee in designing our executive compensation program and analyzing competitive market practices. In addition, members of management, including our CEO, regularly participate in Compensation Committee meetings to provide input on our compensation philosophy and objectives.
Our CEO also evaluates the performance of our executive officers and provides recommendations to our Compensation Committee regarding the compensation of our executive officers (other than with respect to his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our Named Executive Officers. None of our executive officers attends any portion of Compensation Committee meetings at which his or her compensation is discussed.
Role of the Consultant
The Compensation Committee may engage the services of outside advisors, experts and others to assist the Compensation Committee. During 2020, the Compensation Committee retained the services of Compensia, a national executive compensation consultant to advise the Compensation Committee on compensation matters related to our executive and director compensation programs. In 2020, Compensia provided the following support:
•	assisted in the review and updating of our compensation peer group;
•	analyzed the executive compensation levels and practices of the companies in our compensation peer group;
•	provided advice with respect to compensation best practices and market trends for executive officers and directors;
•	assisted with the design of the short-term and long-term incentive compensation plans with appropriate performance goals and targets for our Named Executive Officers and other executive officers; and
•	provided ad hoc advice and support throughout the year.
Compensia reported to and worked for the Compensation Committee. Prior to engaging Compensia, the Compensation Committee considered the specific independence factors adopted by the SEC and the NYSE and determined that Compensia is independent and that Compensia's work did not raise any conflicts of interest.
Role of Competitive Market Data
As part of its annual compensation review process, the Compensation Committee generally reviews competitive market data for positions comparable to those of our Named Executive Officers and other key executive officers. For 2020, the Compensation Committee reviewed market data from the following compensation peer group:
•	8x8 Inc.	•	New Relic, Inc.
•	Altair Engineering Inc.	•	Okta, Inc.
•	AppFolio, Inc.	•	QAD Inc.
•	Cloudera, Inc.	•	SPS Commerce, Inc.
•	Coupa Software Incorporated	•	Twilio Inc.
•	Five9, Inc.	•	Zendesk Inc.
•	MongoDB Inc.	•	Zscaler, Inc.
The Compensation Committee evaluates the compensation peer group annually and modifies the peer group as needed. Given that not all of the peer companies report data for a position comparable to each of our executive officers, the Compensation Committee also reviewed market data from the Radford Global Technology survey.
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Our Compensation Committee utilizes market data as one reference point along with various other factors, such as the individual's performance, experience, and competitive market conditions in making compensation decisions. As such, the Compensation Committee does not commit to setting our executive pay levels at any particular percentile of the compensation peer group.
Principal Elements of Compensation
Base Salary
Base salary is the primary fixed component of our executive compensation program. Base salaries for our executive officers are generally reviewed annually, with any changes in base salary generally effective on the first day of our fiscal year. In 2019 and 2020, the base salaries for our Named Executive Officers were as follows:
Executive	2019 Base Salary	2020 Base Salary	% Change
Joshua Bixby	$425,000	$504,000	18.6%
Artur Bergman	$504,000	$504,000	0%
Paul Luongo	$450,000	$450,000	0%
Adriel Lares(1)	—	$465,000	—
Wolfgang Maasberg(1)	—	$285,606	—
(1)	Mr. Lares and Mr. Maasberg were not Named Executive Officers in 2019.
Base salary adjustments were made with reference to competitive market data and additional considerations described above, including the scope of role and individual performance of our Named Executive Officers. Mr. Bixby’s base salary increase for 2020 was approved in connection with his promotion to the role of Chief Executive Officer.
Effective February 18, 2020, Mr. Bixby and Mr. Bergman elected to receive a grant of RSUs in lieu of approximately 95% of their base salary, which would otherwise have been paid in cash. After making this election, in connection with the negotiation of their employment agreements and offer letters, their 2020 base salary was $35,568 instead of $504,000. The RSUs granted in lieu of base salary vested as to 50% of the total RSUs on August 15, 2020, and thereafter as to 25% of the RSUs on November 15, 2020 and February 15, 2021. These RSUs are included as base salary in the 2020 Summary Compensation Table below and are listed in the 2020 Grants of Plan-Based Awards Table below.
Pursuant to their current offer letter agreements, Mr. Bixby and Mr. Bergman may each elect a similar base salary reduction and corresponding RSU award in subsequent years as long as an irrevocable election to reduce salary is made by the end of November of the year prior to the year in which base salary is to be reduced. In no event may either of Mr. Bixby or Mr. Bergman elect to reduce base salary below the applicable minimum wage. See “Employment Arrangements” below for additional information.
Equity Compensation
In 2020, we granted annual long-term incentive equity awards with multi-year vesting requirements to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The annual equity awards granted to our Named Executive Officers were determined by our Compensation Committee after reviewing data from a competitive market analysis prepared by Compensia. In addition, our Compensation Committee considers the input of our CEO regarding the individual performance and pay levels for his direct reports.
In addition, our Named Executives Officers are eligible for Bonus RSUs, which vest quarterly over one year and may be granted to recognize strong individual and/or Company performance. The Company’s Bonus RSU program is intended to support a strong pay-for-performance culture and deliver a competitive target total direct compensation profile. Bonus RSUs were granted in February 2020 to our Named Executive Officers based on their individual contributions and our Company performance during 2019, including our successful Initial Public Offering in May 2019. During 2020, the Compensation Committee also approved a grant of PSUs for Mr. Bixby and Mr. Bergman. The introduction of PSUs reflects the Compensation Committee’s commitment to a strong-pay-for-performance culture and preference for quantitative, objective goals as one component of the compensation opportunity for our most senior leaders of the Company.
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2019 Bonus Restricted Stock Unit Grants (Granted in 2020)
In February 2020, our Board of Directors, taking into consideration the recommendations of our CEO, approved the grant of Bonus RSUs based on each Named Executive Officer’s performance during 2019. These Bonus RSUs vest in equal quarterly installments over a one year period with the first vesting date on May 15, 2020 and subsequent vesting dates on August 15, 2020, November 15, 2020 and February 15, 2021, subject to the Named Executive Officer continuing to provide services to us through each vesting date.
Executive	2019 Bonus RSUs Granted	Value
Joshua Bixby	50,403	$1,149,188
Artur Bergman	50,403	$1,149,188
Paul Luongo	25,201	$574,582
Adriel Lares	25,201	$574,582
Wolfgang Maasberg	25,201	$574,582
These Bonus RSUs are included as Stock Awards in the 2020 Summary Compensation Table below. The value of the Bonus RSUs granted to each Named Executive Officer reflects the individual performance evaluations and recommendations provided to the Board of Directors by our CEO (other than with respect to the award for himself and for Mr. Bergman, which were determined independently by the Board).
Performance-Based Restricted Stock Unit Grants
In February 2020, our Board approved the grant of PSUs for Mr. Bixby and Mr. Bergman. The table below reflects the target number of shares eligible to be earned by each Named Executive Officer, with the maximum payout being equal to 200% of target. The target value is based on the closing price of our Class A common stock on the grant date. The performance goals for the PSUs were not determined as of the grant date.
Executive	PSUs at Target	Target Value
Joshua Bixby	21,980	$501,133
Artur Bergman	21,980	$501,133
In November 2020, our Compensation Committee approved the following threshold, target and maximum revenue-based performance goals that were used to evaluate the level of achievement of the PSUs, with achievement between Threshold, Target and Maximum payout to be determined linearly.
Revenue Performance Goal
Threshold 50% Payout	Target 100% Payout	Max 200% Payout	Actual Achievement	Number of Shares Earned
$238.5M	$265.0M	$291.5M	$284.2M	37,914 (172.5% of Target)
In February 2021, our Compensation Committee determined that based on our actual achievement of total revenue, excluding the impact of our acquisition of Signal Sciences, Mr. Bixby and Mr. Bergman earned 172.5% of the target number of PSUs awarded, or 37,914 restricted stock units. Please see Appendix A for a reconciliation of GAAP to non-GAAP financial performance measures used to determine achievement of PSU performance goals.
In addition to the performance-based vesting requirements, the PSUs were subject to a time-based vesting condition, with 25% of the PSUs that were earned based on performance vesting on each of February 15, 2021, May 15, 2021, August 15, 2021, and November 15, 2021, subject to Mr. Bixby and Mr. Bergman continuing to provide services to us through each vesting date.
Although the 2020 PSUs were granted in February 2020, our Compensation Committee did not establish the financial goals for the 2020 PSUs until November 2020. Accordingly, the accounting grant date for the PSUs did not occur until November 2, 2020. Due to the increase in the value of our stock between February 2020 and November 2020, the grant date fair value for these awards that is required to be reported in the 2020 Summary Compensation Table was $2,862,170.
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Time-Based Vesting Restricted Stock Unit Grants
Time-based vesting RSUs represent the majority of the compensation awarded to our Named Executive Officers in 2020. The time-based vesting RSUs granted in 2020 have a vesting schedule such that 1/8th of the RSUs vest after four months and 1/16th of the RSUs vest in 14 quarterly installments thereafter, for a total 46 month vesting period. The RSUs described in the table below were determined by establishing a target value based on competitive market data for companies in our peer group and the competitive market for talent.
The RSUs awarded to Mr. Bixby and Mr. Bergman were granted on February 18, 2020, in connection with Mr. Bixby’s promotion to Chief Executive Officer and Mr. Bergman’s transition to the role of Chief Architect and Executive Chairperson. The RSUs granted to the other Named Executive Officers were granted on April 27, 2020 in connection with our Company-wide annual equity refresh program.
Executive	RSUs Granted	Value
Joshua Bixby	174,443	$3,977,000
Artur Bergman	109,027	$2,486,000
Paul Luongo	86,206	$2,043,082
Adriel Lares	114,942	$2,724,125
Wolfgang Maasberg	114,942	$2,724,125
2020 Bonus Restricted Stock Unit Grants (Granted in 2021)
In February 2021, our Compensation Committee, taking into consideration the recommendations of our CEO, approved the grant of Bonus RSUs to Mr. Luongo with a target value of $700,000. The Luongo Bonus RSUs vest in quarterly installments over a one year period with the first quarterly vesting date on May 15, 2021 and subsequent vesting dates on August 15, 2021, November 15, 2021 and February 15, 2022. The value of the award took into consideration Mr. Luongo’s significant contributions to our acquisition of Signal Sciences. As described above, our Compensation Committee periodically awards our executive officers, including our Named Executive
Officers, grants of RSUs with one-year vesting to recognize individual performance and to deliver competitive total compensation in the absence of an annual cash bonus.
In accordance with SEC requirements, the 2020 Bonus Restricted Stock Unit Grant described above will be included in the 2020 Summary Compensation Table as an element of 2021 compensation in our proxy statement filed in 2022. As a result, the grant is not reported in the 2020 Summary Compensation Table below.
Additional Information
Stock Ownership Guidelines
Our Board adopted mandatory stock ownership guidelines for our CEO, other executive officers and non-employee directors (“Guideline Participants”). These guidelines are intended to align the interests of our Guideline Participants with those of our stockholders by requiring them to acquire and maintain a meaningful equity stake in the Company.
These guidelines are based on the individual holding shares of our common stock with a value equal to a multiple of his or her annual base salary or annual cash retainer, as follows:
Position	Ownership Guidelines
CEO	3x annual base salary
Other Executive Officers	1x annual base salary
Non-Employee Directors	4x annual cash retainer for Board and committee service
For purposes of this calculation, stock ownership includes (i) shares of common stock owned directly, including restricted shares and shares deliverable upon settlement of restricted or unrestricted stock units, excluding restricted shares or restricted stock units that remain subject to achievement of performance goals, such as performance share units; and (ii) shares of our common stock owned indirectly if the Guideline Participant has an economic interest in the shares (which includes shares beneficially owned for purposes of the Exchange Act). Stock ownership does not include shares underlying stock options or otherwise subject to a right to acquire, except to the extent expressly provided in the guidelines.
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Each Guideline Participant must satisfy the required level of stock ownership under the guidelines by the later to occur of (i) May 2024, the fifth anniversary of our initial public offering, or (ii) the fifth anniversary of the date such Guideline Participant became subject to the guidelines.
Anti-hedging Policy
Our Insider Trading Policy includes an anti-hedging provision that prohibits all of our employees, including our Named Executive Officers, and our non-employee directors from hedging the risk associated with ownership of shares of Fastly common stock and other Fastly securities, including (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company equity securities; (ii) holding Company securities in a margin account, and (iii) engaging in derivative securities transactions or any form of short-term speculative trading in Company securities.
Anti-pledging Policy
Our Insider Trading Policy also prohibits all employees, including our Named Executive Officers, and directors from pledging Company securities as collateral for a loan unless the employee or director clearly demonstrates financial capacity to repay the loan without resort to the pledged securities, and the General Counsel and Chief Financial Officer collectively grant an exception based on guidelines approved by the Compensation Committee. Any pledge of Company securities by a director or executive officer must be approved in advance by the Compensation Committee.
In November 2019, following approval by our Compensation Committee, Mr. Bergman, our then CEO, pledged 2,269,584 shares of our Class B common stock as collateral to secure certain personal indebtedness. In granting the approval, the Compensation Committee considered several factors including, among others, stock volatility, loan to value ratio and his ability to repay the loan. In March 2020, following volatility of our common stock, our Compensation Committee approved Mr. Bergman's pledge of an additional 567,396 shares of our Class B common stock as collateral to secure certain personal indebtedness. None of Mr. Bergman’s shares are pledged as collateral for margin accounts. The pledged shares are not used to shift or hedge any economic risk in owning our common stock. No other executive officer or director holds shares of our common stock that have been pledged to secure any personal or other indebtedness or for any other purpose.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible United States employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but we did not make any matching or discretionary contributions to the 401(k) plan in 2020.
Executive Severance and Change in Control Plan
We maintain the Executive Severance and Change in Control Plan (the “Executive Plan”), which provides for the provision of severance benefits to certain executive officers (including our Named Executive Officers, other than Mr. Bergman) and other key employees in the event that such employees become subject to certain involuntary terminations, as described under “Employment Arrangements” below.
The Executive Plan benefits were approved by the Compensation Committee after considering competitive market data. The Compensation Committee determined that these benefits were both competitively reasonable and necessary to recruit and retain executives and other key employees.
Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of executive officers and other key employees to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.
The severance benefits provided to Mr. Maasberg under the Maasberg Separation Agreement were determined in a manner consistent with the Executive Plan. For more information about the Maasberg Separation Agreement, please refer to “Employment Arrangements—Wolfgang Maasberg” below.
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Employee Stock Purchase Plan
We also offer our employees, including our Named Executive Officers, the opportunity to purchase shares of our Class A common stock at a discount under our 2019 Employee Stock Purchase Plan, or “ESPP.” Pursuant to the ESPP, all eligible employees, including the eligible Named Executive Officers, may allocate up to 15% of the participant’s earnings (as defined in the ESPP) for that year to purchase our Class A common stock at a 15% discount to the market price, subject to specified limits.
Perquisites and Employee Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. In 2020, we did pay Hart-Scott-Rodino filing fees on behalf of
Mr. Bergman. Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all of our full-time employees, subject to the satisfaction of certain eligibility requirements. This includes medical, dental, and vision benefits, flexible spending accounts, short-term and long-term disability insurance, life insurance, accidental death and dismemberment insurance, and a wellness stipend. Our employee benefits programs are designed to be affordable and competitive to the market in which we compete for talent.
Tax and Accounting Treatment of Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible. For these purposes, a “covered employee” means anyone who served as our principal executive officer at any time during the year, anyone who served as our principal financial officer at any time during the year, and any employee who is among the three highest compensated executive officers for the taxable year (other than the principal executive officer and principal financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules. In addition, once an individual becomes a covered employee for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including following any termination of employment. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the our Named Executive Officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m).
In addition to considering the income tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with stock awards, in determining the size and form of different stock awards.
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Report of the Compensation Committee of the Board of Directors
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2020.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Mr. Hornik (Chairperson)
Ms. Álvarez
Ms. Wright
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Fastly under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
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2020 Summary Compensation Table
The following table shows for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, compensation awarded to or paid to, or earned by, our Named Executive Officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joshua Bixby	2020	416,872(7)	—	7,630,888	—	—	1,402	8,049,162
Chief Executive Officer and Director(6)	2019	425,000(8)	—	2,052,885	—	—	—	2,477,884
	2018	425,000(8)	—	—	749,480	—	—	1,174,480
Artur Bergman	2020	501,764(10)	36	6,139,403	—	—	126,054	6,767,258
Chief Architect, Executive Chairperson and Director(9)	2019	504,000	—	5,930,567	—	—	54	6,434,620
	2018	360,000	—	—	—	—	54	360,054
Paul Luongo	2020	450,000	238	2,617,665	—	—	1,054	3,068,957
General Counsel and Senior Vice President, Trust	2019	450,000	15,285	1,824,778	—	—	54	2,290,117
	2018	400,000	—	—	374,740	—	54	774,794
Adriel Lares(11)	2020	456,667	1,403	3,298,708	—	—	1,054	3,757,832
Chief Financial Officer
Wolfgang Maasberg(11)	2020	285,606	33	3,407,726(12)	—	360,637	569,800	4,623,802
Former Executive Vice President of Sales
(1)
For 2019, amount reported in this column represents bonus paid in connection with the completion of our initial public offering. For 2020, amounts reported in this column represent one-time spot bonuses.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of restricted stock unit awards granted during 2019 and 2020, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2021 (our “Annual Report”). We granted PSUs to Mr. Bixby and Mr. Bergman in February 2020, but our Compensation Committee established the financial goals for the 2020 PSUs. Accordingly, the accounting grant date for the PSUs did not occur until November 2, 2020. Due to the increase in the value of our stock between February 2020 and November 2020, the required 2020 Summary Compensation Table reported value of each grant on the grant date was $2,504,399, which value is based upon the probable outcome of the performance conditions as of November 2020, and which value increases to $2,862,170, if the performance conditions are achieved at maximum level.

(3)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of stock option awards granted during 2018, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. Our Named Executive Officers will only realize compensation to the extent the trading price of our Class A common stock is greater than the exercise price of such stock options at the time of exercise.

(4)	Amounts reported in this column represent commissions.
(5)
Amounts reported include (i) $54 in life insurance premiums paid by us on behalf of each of Mr. Bergman, Mr. Luongo, and Mr. Lares and $50 in life insurance premiums paid by us on behalf of Mr. Maasberg (ii) wellness stipends of $1,000 paid to all U.S. employees and a $1,402 wellness stipend for Mr. Bixby (iii) Hart-Scott-Rodino filing fees paid by us on behalf of Mr. Bergman and (iv) $568,750 in severance paid to Mr. Maasberg.

(6)	Mr. Bixby served as our President as of December 31, 2019. On February 18, 2020, Mr. Bixby was appointed as our Chief Executive Officer.
(7)
Amounts reported represent minimum base salary and the aggregate grant date fair value of restricted stock units awards granted to Mr. Bixby pursuant to his election to receive restricted stock units in lieu of base salary. Amounts paid in Canadian dollars have been converted to U.S. Dollars using a monthly average currency conversion rate.

(8)	Amounts reported represent payments to Possibilities Trainings Group in accordance with the terms of Mr. Bixby's consulting agreement. See “Employment Arrangements— Joshua Bixby.”
(9)
Mr. Bergman served as our Chief Executive Officer as of December 31, 2019. On February 18, 2020, Mr. Bergman ceased serving as our Chief Executive Officer and was appointed as our Chief Architect and Executive Chairperson. Mr. Bergman also continues to serve as a member of our Board of Directors.

(10)
Amounts reported represent minimum base salary and the aggregate grant date fair value of restricted stock units awards granted to Mr. Bergman pursuant to his election to receive restricted stock units in lieu of salary.

(11)	Mr. Lares and Mr. Maasberg were not Named Executive Officers in 2019 or 2018.
(12)
The amount disclosed includes the incremental fair value adjustment of $109,018 associated with the modification of vesting of 210,040 shares of Class B common stock, calculated in accordance with FASB ASC Topic 718. The expense recognition of these awards has been accelerated to fully recognize in 2020 rather than over the original vesting periods.

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2020 Grants of Plan-Based Awards Table
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(5)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Estimated Future Payouts Under Award (Threshold) (#)	Estimated Future Payouts Under Award (Target) (#)	Estimated Future Payouts Under Award (Maximum) (#)
Joshua Bixby	2/18/2020							241,869(2)	5,514,613
	2/18/2020				10,990	21,980	43,959		2,862,170
Artur Bergman	2/18/2020							176,453(3)	4,023,128
	2/18/2020				10,990	21,980	43,959		2,862,170
Paul Luongo	2/18/2020							25,201	574,583
	4/27/2020							86,206	2,043,082
Adriel Lares	2/18/2020							25,201	574,583
	4/27/2020							114,942	2,724,125
Wolfgang Maasberg	2/18/2020							25,201	574,583
	4/27/2020							114,942	2,724,125
	N/A	—	325,000	975,000
(1)
This award was granted by our Compensation Committee in February 2020 and may be earned from 0% to 200% based on the achievement of a revenue target for 2020, which was established by our compensation committee in November 2020. Once earned, this award will be subject to time-based vesting, with 25% of the earned shares vesting on each of February 15, 2021, May 15, 2021, August 15, 2021, and November 15, 2021, subject to Mr. Bixby and Mr. Bergman continuing to provide services to us through each vesting date. See “Compensation Discussion and Analysis” above for the share amounts actually earned in 2020.

(2)	Consists of 174,443 time-based vesting RSUs, 17,023 RSUs granted as part of base salary reduction, and 50,403 Bonus RSUs.
(3)	Consists of 109,027 time-based vesting RSUs, 17,023 RSUs granted as part of base salary reduction, and 50,403 Bonus RSUs.
(4)
Amounts shown in this column do not reflect dollar amounts actually received by our Named Executive Officers. Instead, in accordance with SEC rules, these amounts reflect the aggregate grant date fair value of restricted stock unit awards granted during 2019 and 2020, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K, filed with the SEC on March 1, 2021 (our “Annual Report”).

(5)
Amounts shown in this column represent the target and maximum amount of possible cash commission awards provided for Mr. Maasberg pursuant to our commission plan. The target and maximum amounts were prorated to $195,000 and $585,000, respectively, in the second half of 2020. The commission plan does not provide for a threshold amount for Mr. Maasberg. See “Summary Compensation Table” above for amounts achieved under the commission plan.

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2020 Outstanding Equity Awards as of Fiscal Year-End Table
The following table shows, certain information regarding outstanding equity awards held at December 31, 2020, by our Named Executive Officers:
	Option Awards(1)						Stock Awards(1)
	Vesting Commencement Date	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(2)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Joshua Bixby	10/28/2013	10/31/2013	12,500(4)	—	0.3112	10/30/2023	—	—
	3/3/2015	3/3/2015	100,000(5)	—	1.15	3/2/2025	—	—
	7/11/2016	7/12/2016	80,000(6)(7)	—	2.36	7/11/2026	—	—
	7/1/2017	8/1/2017	50,000(6)(8)	—	3.14	7/31/2027	—	—
	12/19/2018	12/20/2018	150,000(6)(9)	—	7.50	12/19/2028	—	—
	8/15/2019	8/7/2019	—	—	—	—	72,082(10)	6,298,525
	2/18/2020	2/18/2020	—	—	—	—	16,857(11)	1,472,965
	2/18/2020	2/18/2020	—	—	—	—	141,735(12)	12,384,804
	2/18/2020	2/18/2020	—	—	—	—	43,959(13)	3,841,137
Artur Bergman	3/3/2015	6/2/2015	918,834(14)	—	1.15	6/1/2025	—	—
	8/15/2019	8/7/2019	—	—	—	—	208,237(10)	18,195,749
	2/18/2020	2/18/2020	—	—	—	—	16,857(11)	1,472,965
	2/18/2020	2/18/2020	—	—	—	—	88,585(12)	7,740,557
	2/18/2020	2/18/2020	—	—	—	—	43,959(13)	3,841,137
Paul Luongo	12/19/2018	12/20/2018	49,994(6)(8)	—	7.50	12/19/2028	—	—
	8/15/2019	8/7/2019	—	—	—	—	64,073(10)	5,598,699
	2/18/2020	2/18/2020	—	—	—	—	6,301(11)	550,581
	4/27/2020	4/27/2020	—	—	—	—	70,043(12)	6,120,357
Adriel Lares	7/11/2016	7/12/2016	670,248(6)(7)	—	2.36	7/11/2026	—	—
	8/15/2019	8/7/2019	—	—	—	—	48,055(10)	4,199,046
	2/18/2020	2/18/2020	—	—	—	—	6,301(11)	550,581
	4/27/2020	4/27/2020	—	—	—	—	93,391(12)	8,160,506
Wolfgang Maasberg	8/15/2019	8/7/2019	—	—	—	—	30,580(15)	2,672,080
	4/27/2020	4/27/2020	—	—	—	—	64,655(15)	5,649,554
(1)
The unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination of employment, see “Employment Arrangements.” All option awards were granted under our 2011 Equity Incentive Plan, and all stock awards were granted under our 2019 Equity Incentive Plan.

(2)	Represents restricted stock units granted under our 2019 Equity Incentive Plan.
(3)
The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of shares underlying the award by $87.38, the closing price of our Class A common stock on December 31, 2020 (the last day of our fiscal year).

(4)	This option became fully vested on October 28, 2015.
(5)
1/24th of the total shares subject to this option will vest monthly commencing on the vesting commencement date, subject to continuous service through each such date. As of December 31, 2020, 100,000 shares were vested.

(6)
This option was immediately exercisable upon grant as to unvested shares subject thereto, and to the extent the Named Executive Officer has exercised his right to purchase any of such shares and the shares are unvested as of a given date, such shares will remain subject to a right of repurchase by us upon the termination of the service of such Named Executive Officer.

(7)	This option became fully vested on July 11, 2020.
(8)
1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2020, 20,838 and 0 shares were vested, respectively.

(9)
1/48th of the total shares subject to this option will vest monthly measured from the vesting commencement date, subject to continuous service through each such date. As of December 31, 2020, 50,008 shares were vested.

(10)	1/4th of the total shares subject to this restricted stock unit award vested on August 15, 2020 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(11)	1/2 of the total shares subject to this restricted stock unit award vested on August 15, 2020 and 1/4th vest quarterly thereafter, subject to continuous service through each such date.
(12)	1/8th of the total shares subject to this restricted stock unit award vested on August 15, 2020 and 1/16th vest quarterly thereafter, subject to continuous service through each such date.
(13)
1/4th of the total shares subject to this restricted stock unit award vest subject to the achievement of pre-established performance goals during fiscal year 2020 on February 15, 2021 and 1/4th vest quarterly thereafter, subject to continuous service through each such date. The performance goals were met and 37,914 shares have vested.

(14)	This option became fully vested on March 1, 2019.
(15)	In accordance with the terms of his Transition Agreement (as described in “Employment Arrangements—Wolfgang Maasberg” below), the vesting of Mr. Maasberg's awards was accelerated.
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2020 Options Exercised and Stock Vested Table
The following table provides information on stock option exercises and shares acquired on the vesting of stock awards by our executive officers during fiscal year 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joshua Bixby	330,000	16,387,661	116,041	9,034,048
Artur Bergman	—	—	165,663	12,916,833
Paul Luongo	195,005	4,316,178	64,186	5,001,528
Adriel Lares	50,000	2,177,401	62,293	4,851,391
Wolfgang Maasberg	412,598	12,014,423	114,805	9,230,367
Employment Arrangements
We have employment agreements or consulting agreements with each of our Named Executive Officers. The agreements generally provide for at-will employment or service and set forth the executive officer’s initial base salary, initial equity grant amount, eligibility for employee benefits, and in some cases severance payments and benefits upon a qualifying termination of employment. In addition, we have adopted the Executive Plan applicable to our Named Executive Officers and other key employees, excluding Mr. Bergman.
Joshua Bixby
In 2019, Mr. Bixby served as our President under the terms of an Independent Contractor Services Agreement between us and Possibilities Trainings Group, dated October 2013 (the “Bixby Consulting Agreement”). Possibilities Trainings Group is owned and controlled by trusts controlled by Mr. Bixby and members of his immediate family and all compensation paid for Mr. Bixby’s services as our President in 2019 was paid solely to Mr. Bixby and Possibilities Trainings Group. Under the terms of the Bixby Consulting Agreement we paid Mr. Bixby $425,000 per year. We terminated the Bixby Consulting Agreement in February 2020.
Since February 2020, Mr. Bixby has served as our President and Chief Executive Officer under the terms of an employment agreement between our subsidiary, Fastly International (Holdings) Ltd. and Mr. Bixby (the “Bixby Employment Agreement”). Under the Bixby Employment Agreement, Mr. Bixby is entitled to an initial annual base salary of $35,568. Starting as of January 1, 2021, Mr. Bixby’s base salary will be increased to an annual rate of $504,000 per year. Notwithstanding the foregoing, Mr. Bixby has agreed to a base salary of $500,000 for 2021, subject to reduction for Bixby Annual RSUs, as described immediately below. On or before the last day of November of each year, Mr. Bixby may make an irrevocable election to reduce his base salary for the following year (but in any case no lower than the applicable minimum wage). We have separately entered into an Equity Offer Letter with Mr. Bixby, which provides that, if he makes such an election to reduce his base salary, he will receive an annual RSU award (“Bixby Annual RSUs”). Each Bixby Annual RSU will be granted in February of the applicable year and the number of RSUs subject to each Bixby Annual RSU will be based on the average trading price of the Company’s Class A common stock in January of such year. Each Bixby Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bixby’s continued service with the Company.
Under the Executive Plan, as modified in February 2020 in connection with his promotion to Chief Executive Officer, if we terminate the employment of Mr. Bixby other than for cause, or he resigns for good reason, in each case, during the period from three months before until 18 months following a change in control of the Company (the “change in control period”), Mr. Bixby will be eligible to receive the following severance payments and benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 24 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for up to 18 months, (iv) 100% of his then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) his then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement. Further, under the Executive Plan, as modified by the Bixby Employment Agreement, if Mr. Bixby is terminated other than for cause, or he resigns for
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good reason, at any time other than during the change in control period, he will be eligible to receive the following severance payments and benefits (less applicable tax withholding): (i) a lump sum cash amount equal to 18 months of his then-current annual base salary, (ii) a lump sum cash amount equal to his target annual bonus opportunity, prorated based upon the number of days Mr. Bixby provides services during the year of the separation of service date, (iii) continuation of health plan benefits for him and his eligible dependents at no cost under COBRA for up to 18 months, (iv) 12 months of his then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) his outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred. To receive the severance payments and benefits above upon a qualifying termination, Mr. Bixby must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan, as modified by the Bixby Employment Agreement.
Artur Bergman
In May 2019, we entered into a letter agreement for continued employment with Mr. Bergman, our Chief Executive Officer, and in February 2020, we entered into an amended letter agreement for continued employment with Mr. Bergman. Mr. Bergman’s annual base salary as of February 2020 was $35,568. Starting as of January 1, 2021, Mr. Bergman’s base salary will be increased to an annual rate of $504,000 per year. Notwithstanding the foregoing, Mr. Bergman has agreed to a base salary of $500,000 for 2021, subject to reduction for Bergman Annual RSUs, as described immediately below. On or before the last day of November of each year, Mr. Bergman may make an irrevocable election to reduce his base salary for the following year (but in any case no lower than the applicable minimum wage), and instead receive restricted stock units covering shares of the our Class A common stock with a value based on the amount of such reduction (each, a “Bergman Annual RSU”). Any Bergman Annual RSU will be granted in February of the applicable year and the number of restricted stock units subject to each Bergman Annual RSU will be based on the average trading price of our Class A common stock in January of that year. Each Bergman Annual RSU will vest in four equal quarterly installments following the date of grant commencing on February 15th and quarterly thereafter (May, August, and November), in each case subject to Mr. Bergman’s continued service with us.
Under Mr. Bergman’s letter agreement, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, on or within three months prior to or 18 months following a change in control of the Company, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 24 months of his base salary and target bonus (if any, for the year in which the separation of service occurred), (ii) a lump sum payment equal to his target bonus for the calendar year in which separation of service occurred (if any), prorated based upon the number of days Mr. Bergman provides services for the Company during the year of the separation of service date, (iii) continuation of health insurance benefits under COBRA for up to 18 months, and (iv) all unvested shares subject to his outstanding equity awards with a time-based vesting schedule shall vest in full as of his termination date, and the treatment of any performance-based awards shall be treated as set forth in the award agreement governing the applicable performance award.
In addition, if Mr. Bergman’s employment is terminated without cause or he terminates his employment for good reason, at any other time other than during the change of control period, Mr. Bergman is entitled to the following severance payments and benefits, provided that he signs and allows to become effective a general release of all claims: (i) a lump sum payment equal to 18 months of his base salary and target bonus (if any, for the year in which the separation of service occurred), (ii) continuation of health insurance benefits for 18 months, and (iii) the equity awards that are subject to time-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if Mr. Bergman had completed an additional 12 months of employment following the date on which the separation from service occurred and equity awards that are subject to performance-based vesting that are outstanding as of the date of the separation from service shall accelerate and become vested and, if applicable, exercisable as to the number of shares subject to such equity award that would have vested if he had completed an additional 12 months employment following the date on which the separation from service occurred, on a pro-rated basis and based on Mr. Bergman’s actual level of achievement of the applicable equity award as of the date on which his separation from service occurred.
2021 PROXY STATEMENT  |  39

Other Named Executive Officers
We have adopted the Executive Plan for the benefit of certain executive officers (including Messrs. Lares, Luongo and Bixby, as modified by the Bixby Employment Agreement, and excluding Mr. Bergman) and other key employees. Under the Executive Plan, if we terminate the employment of Mr. Lares or Mr. Luongo other than for cause, or they resign for good reason, in each case, during the change in control period, Mr. Lares, or Mr. Luongo, as applicable, will be eligible to receive the following severance payments and benefits (less applicable tax withholdings): (i) a lump sum cash amount equal to 12 months of their then-current annual base salary, (ii) a lump sum cash amount equal to their target annual bonus opportunity; (iii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to 12 months, (iv) 100% of their then outstanding and unvested equity awards that are subject to time-based vesting will fully vest and, as applicable, be exercisable, and (v) their then outstanding and unvested equity awards that are subject to performance-based vesting will be treated as set forth in the applicable award agreement.
Further, under the Executive Plan, if Mr. Lares or Mr. Luongo is terminated other than for cause, or they resign for good reason, at any time other than during the change in control period, they will be eligible to receive the following severance benefits (less applicable tax withholding): (i) a lump sum cash amount equal to nine months of their then-current annual base salary, (ii) a lump sum cash amount equal to 75% of their target annual bonus opportunity, (iii) continuation of health plan benefits for them and their eligible dependents at no cost under COBRA for up to nine months, (iv) 12 months of their then outstanding and unvested equity awards that are subject to time-based vesting will vest and, as applicable, be exercisable, and (v) their outstanding and unvested equity awards that are subject to performance-based vesting will vest and, as applicable, be exercisable, as to the number of shares subject to such performance award that would have vested if they had completed an additional 12 months of employment following the date of termination, on a pro-rated basis and based on actual level of achievement as of the date on which the termination occurred.
To receive the severance payments and benefits above upon a qualifying termination of employment,
Mr. Lares or Mr. Luongo, as applicable, must sign and not revoke a general release of claims in our favor by the deadline set forth in the Executive Plan. If any of the payments provided for under the Executive Plan or otherwise payable to Mr. Lares or Mr. Luongo would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the related excise tax under Section 4999 of the Code, then they will be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them.
The Executive Plan does not require us to provide any tax gross-up payments to Mr. Lares or Mr. Luongo, or any other participant. The Executive Plan will remain in effect until it is terminated by the Company, except if the Executive Plan is in effect when a change in control occurs, then the Executive Plan will remain in effect until the change in control period expires and any benefits payable in respect thereof have been paid.
Wolfgang Maasberg
On May 5, 2020, we entered into a transition and separation agreement with Mr. Maasberg (the “Maasberg Separation Agreement”). Pursuant to the Maasberg Separation Agreement, Mr. Maasberg agreed to serve in his role as Executive Vice President of Sales until June 16, 2020 (the “Transition Period”), after which time he would continue as an employee of the Company in an individual role providing services and advice to our CEO until November 16, 2020 (the “Separation Date”). During the Transition Period, Mr. Maasberg continued to receive his annual base salary, Company-paid COBRA continuation coverage, and any outstanding equity awards continued to vest. Pursuant to the Maasberg Separation Agreement and the Executive Plan, Mr. Maasberg received an amount equal to (i) nine months of base salary (totaling $243,750), plus (ii) Mr. Maasberg's target annual bonus to which he otherwise would be eligible for 2020 ($325,000), subject to Mr. Maasberg's execution and non-revocation of a supplemental release in favor of the Company. In addition, effective as of the Separation Date, the vesting of all of Mr. Maasberg's outstanding unvested equity awards was accelerated as if he had remained an employee for an additional 12 months after the Separation Date.
CEO Pay Ratio
We are exempt from providing information relating to the ratio of annual total compensation of our principal executive officer to the median of the annual total compensation of all our employees until our proxy statement in which 2021 compensation is disclosed, due to our classification as an emerging growth company for the 2020 fiscal year.
40  |  2021 PROXY STATEMENT

Potential Payments on Termination or Change of Control
The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers serving as of the end of the fiscal year ending December 31, 2020. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2020 using the closing market price per share of our Class A common stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits. For payments provided to Wolfgang Maasberg, please see “Employment Arrangements— Wolfgang Maasberg”.
Named Executive Officer	Involuntary Termination of Employment Without Cause ($)	Involuntary Termination of Employment or Voluntary Resignation for Good Reason Within 12 Months Following a Change of Control ($)
Joshua Bixby
Severance Payment	53,352	71,136
Equity Acceleration(1)	17,335,418(2)	33,909,210(3)
Company-paid premiums	5,707	5,707
Total	17,394,477	33,986,053
Artur Bergman
Severance Payment	53,352	71,136
Equity Acceleration(1)	13,782,705(2)	30,718,680(3)
Company-paid premiums	47,977	47,977
Total	13,884,034	30,837,793
Paul Luongo
Severance Payment	337,500	450,000
Equity Acceleration(1)	6,465,741(2)	16,261,254(3)
Company-paid premiums	1,972	2,630
Total	6,805,213	16,713,884
Adriel Lares
Severance Payment	348,750	465,000
Equity Acceleration(1)	4,587,973(2)	12,908,655(3)
Company-paid premiums	23,988	31,984
Total	4,960,712	13,405,640
(1)
Represents the market value of the shares underlying the stock options and RSUs as of December 31, 2020, based on the closing price of our Class A common stock, as reported on The New York Stock Exchange, of $87.37 per share on December 31, 2020. These values assume that the fair market value of the Class B common stock underlying certain of the stock options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
Represents 12 months of accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

(3)
Represents 100% accelerated vesting of the total number of shares underlying outstanding and unvested time-based equity awards. For equity awards subject to performance conditions, the performance conditions have been deemed satisfied based on actual achievement.

2021 PROXY STATEMENT  |  41

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.
Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)(2)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	6,962,660	$5.6349	12,824,898(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	6,962,660	$5.6349	12,824,898
(1)	The equity compensation plans approved by security holders are described in Note 11 to our financial statements included in our Annual Report.
(2)	Excludes 4,595,494 shares issuable upon vesting of outstanding awards of restricted stock units, as such shares have no exercise price.
(3)
The reserve for shares available under the 2019 Plan automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st each year, through and including January 1, 2029, in an amount equal to the lesser of (i) 1% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year and (ii) 2,500,000 shares, or a lesser number of shares as determined by the Board of Directors. Accordingly, an additional 5,724,930 and 1,144,986 shares were added to the number of available shares under the 2019 Plan and the ESPP, respectively, effective January 1, 2021.

42  |  2021 PROXY STATEMENT

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The following table shows for the fiscal year ended December 31, 2020, certain information with respect to the compensation of our non-employee directors:
Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Total
Aida Álvarez	$43,750	$174,979	$218,729
Sunil Dhaliwal	$40,000	$174,979	$214,979
David Hornik	$56,250	$174,979	$231,229
Christopher Paisley	$53,750	$174,979	$228,729
Kelly Wright	$46,250	$174,979	$221,229
(1)
Amounts shown in this column reflect the aggregate grant date fair value of restricted stock units awards granted during 2020, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements included in our Annual Report. The table below lists the aggregate number of shares of our common stock subject to outstanding stock awards held by each of our non-employee directors as of December 31, 2020.

(2)	The table below lists the aggregate number of shares subject to outstanding stock options and RSU awards held by each of our non-employee directors as of December 31, 2020.
Name	Number of Shares Subject to Outstanding Options as of December 31, 2020	Number of Shares Subject to Outstanding RSUs as of December 31, 2020
Aida Álvarez	—	3,844
Sunil Dhaliwal	—	3,844
David Hornik	—	3,844
Christopher Paisley	104,838	3,844
Kelly Wright	—	3,844
Non-Employee Director Compensation Policy
We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors are eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Commencing with the first calendar quarter following the closing our initial public offering, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board of Directors. The Lead Independent Director receives an annual cash retainer of $20,000.
The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:
Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
Nominating and Corporate Governance Committee	$7,500	$3,750
All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.
2021 PROXY STATEMENT  |  43

Initial Equity Awards
Each new non-employee director who joins our Board of Directors will receive a restricted stock unit award for Class A common stock having a value of $175,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan, with the $175,000 being prorated based on the number of months from the date of appointment until the next annual meeting of stockholders. Each initial equity award will vest on the earlier of (i) the date of the following annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Annual Equity Awards
On the date of each annual meeting of stockholders, each continuing non-employee director will receive a restricted stock unit award for Class A common stock having a value of $175,000 based on the fair market value of the underlying Class A common stock on the date of grant under our 2019 Plan. Each annual equity award will vest on the earlier of (i) the date of the following annual meeting of stockholders (or the date immediately prior to the next annual meeting of stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election) or (ii) the one year anniversary measured from the date of grant, each subject to continued service as a director through each applicable vesting date.
Vesting Acceleration
In the event of a change of control of the Company (as defined in our 2019 Plan), any unvested portion of an outstanding equity award granted under the policy will fully vest immediately prior to the closing of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.
The calculation of the number of shares of restricted stock units granted under the non-employee director compensation policy will be based on the closing price of our common stock as reported by the NYSE on the date of grant.
Expenses
We reimburse our non-employee directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board of Directors and committee meetings. We also reimburse our non-employee directors for other reasonable expenses related to board service, such as director education.
44  |  2021 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
In 2019, we adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.”
Under the policy, our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.
The following is a description of transactions since January 1, 2020, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters, or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements discussed above.
Employment Arrangements
We have entered into employment agreements and offer letter agreements with certain of our executive officers. For more information regarding these agreements with our Named Executive Officers, see “Executive Compensation—Employment Arrangements.”
Stock Option Grants to Non-Employee Directors and Executive Officers
We have granted stock options to certain of our non-employee directors and executive officers. For more information regarding the stock options and stock awards granted to our non-employee directors and Named Executive Officers, see “Executive Compensation” and “Compensation of Non-Employee Directors.”
Indemnification Agreements
Our Amended and Restated Certificate of Incorporation contains provisions limiting the liability of directors, and our Amended and Restated Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Amended and Restated Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.
2021 PROXY STATEMENT  |  45

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors, and any persons who beneficially own more than 10% of our common stock, to file reports of initial ownership of our common stock and subsequent changes in that ownership with the SEC.
To our knowledge, based solely upon a review of Forms 3, 4, and 5 and any amendments thereto filed with the SEC, or written representations from certain reporting persons that no Form 5s were required, we believe that during 2020 all Section 16(a) filing requirements were complied with on a timely basis other than as follows: in December 2020, a Form 4 was filed for Mr. Bergman that omitted the conversion of shares from Class B common stock to Class A common stock. This was promptly disclosed on Form 5 after we became aware of the conversion, filed on February 11, 2021.
46  |  2021 PROXY STATEMENT

HOUSEHOLDING AND PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials or other Annual Meeting materials, please notify your broker or Fastly, Inc. Direct your written request to Fastly, Inc., Attn: Paul Luongo, General Counsel and Senior Vice President, Trust, 475 Brannan Street, Suite 300, San Francisco, California 94107. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or other Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
2021 PROXY STATEMENT  |  47

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
/s/ Joshua Bixby
Chief Executive Officer
April 28, 2021
A copy of Fastly, Inc.’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Secretary, 475 Brannan Street, Suite 300, San Francisco, California 94107.
48  |  2021 PROXY STATEMENT

APPENDIX A
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, unaudited)
	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Gross Profit
GAAP gross Profit	$48,896	$33,408	$170,867	$112,140
Stock-based compensation—Cost of revenue	1,255	535	3,889	1,410
Amortization of acquired intangible assets	2,475	—	2,475	—
Non-GAAP gross profit	$52,626	$33,943	$177,231	$113,550
GAAP gross margin	59.2%	56.7%	58.7%	55.9%
Non-GAAP gross margin	63.7%	57.6%	60.9%	56.6%

Operating loss
GAAP operating loss	$(57,344)	$(14,031)	$(107,212)	$(46,548)
Stock-based compensation	29,681	4,595	64,433	12,145
Amortization of acquired intangible assets	5,078	—	5,078	—
Acquisition-related expenses	13,625	—	20,783	—
Non-GAAP operating loss	$(8,960)	$(9,436)	$(16,918)	$(34,403)

Net loss
GAAP net loss	$(45,704)	$(14,073)	$(95,932)	$(51,550)
Stock-based compensation	29,681	4,595	64,433	12,145
Amortization of acquired intangible assets	5,078	—	5,078	—
Acquisition-related expenses	13,625	—	20,783	—
Acquisition-related tax benefit	(13,154)	—	(13,154)	—
Interest expense—acceleration of deferred debt costs due to early repayment	—	—	—	1,785
Other expense—mark-to-market warrant liability	—	—	—	2,404
Non-GAAP net loss	$(10,474)	$(9,478)	$(18,792)	$(35,216)

Non-GAAP net loss per common share—basic and diluted	$(0.09)	$(0.10)	$(0.18)	$(0.52)
Weighted average basic and diluted common shares	112,902	94,045	103,552	68,350
2021 PROXY STATEMENT  |  A-1

Non-GAAP performance metrics for Performance-Based Restricted Stock Unit Grants in Compensation Discussion and Analysis
We use certain non-GAAP financial performance metrics for Performance-Based Restricted Stock Unit Grants, as described at page 30. The following table reconciles revenue reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) to non-GAAP revenue utilized for calculation of attainment for Performance-Based Restricted Stock Unit grants. These non-GAAP financial measures should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.
Fiscal year ended December 31 Revenue (in millions)
2020 as reported (GAAP)	$290.9
Less incremental revenue from acquisitions	$6.7
2020 excluding incremental revenue from acquisitions	$284.2
A-2  |  2021 PROXY STATEMENT

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52118-P50200 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FASTLY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the Board's two nominees for director named in the accompanying proxy statement, to serve as a Class II member of the Board of Directors until the 2024 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David M. Hornik
02) Kelly Wright

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 Year on Proposal 4:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

2021 PROXY STATEMENT  |  B-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D52119-P50200

FASTLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
JUNE 21, 2021

The stockholder(s) hereby appoint(s) Joshua Bixby and Paul Luongo, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Fastly, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 a.m., Pacific Time on Monday, June 21, 2021, at www.virtualshareholdermeeting.com/FSLY2021, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

B-2  |  2021 PROXY STATEMENT